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               For:                DECKERS OUTDOOR CORPORATION

               Company Contact:    Scott Ash
                                   Chief Financial Officer
                                   (805) 967-7611

               Investor Relations: Integrated Corporate Relations, Inc.
                                   Chad A. Jacobs/Brendon E. Frey
                                   (203) 222-9013


             DECKERS OUTDOOR CORPORATION ANNOUNCES MANAGEMENT CHANGE

GOLETA, Calif. (November 8, 2002) -- Deckers Outdoor Corporation (NASDAQ: DECK) today announced that Peter Benjamin, President and Chief Operating Officer, will be resigning in order to return to his role of directing Asian sales operations effective January 1, 2003.

Prior to taking on the positions of Chief Operating Officer in 1999 and President in 2000, Mr. Benjamin was in charge of the Company's Asian sales operations. In 1999, he and Douglas Otto, Chairman and Chief Executive Officer, reorganized the Company's management team into strategic business units in an effort to become a more decentralized-sales oriented structure where each brand would become its own profit center. As President and Chief Operating Officer, Mr. Benjamin played an integral role in constructing and implementing the new operating model and supervising multiple areas of the business during the transition. With the management teams and operational structures for each brand now in place, Mr. Benjamin will return to Asia and oversee efforts for the Company's sales in the region. Mr. Otto, who founded the Company and was its president during the Company's periods of strong growth through the early 1990's, will be reassuming the responsibilities of president.

Mr. Otto commented, "Peter's leadership and direction during the past several years cannot be understated. He has been a vital contributor to our restructuring and a major force behind improving our operating platform. We now believe we have the right pieces in place to support future growth and subsequently, we made the strategic decision to have Peter work on expanding our sales efforts in the growing and under-penetrated Asian marketplace. I will miss working directly with Peter on a day-to-day basis, however, I look forward to his increased involvement in our international operations."

Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear, developed for both high performance outdoor activities and everyday casual lifestyle use. The Company's products are offered under the Teva, Simple and Ugg brand names.